As filed with the Securities and Exchange Commission on July 21, 1997.

                                       Registration No. 333 -

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933

              VALERO REFINING AND MARKETING COMPANY
      (Exact name of registrant as specified in its charter)

              Delaware                               74-1828067
    (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)                Identification No.)

           530 McCullough Avenue
           San Antonio, Texas                            78215
(Address of Principal Executive Offices)               (Zip Code)

              VALERO REFINING AND MARKETING COMPANY
             NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                     (Full title of the plan)

                      GREGORY C. KING, ESQ.
                      530 McCullough Avenue
                    San Antonio, Texas  78215
                          (210) 246-2030
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

                                                  Proposed
                                   Proposed       maximum
Title of              Amount       offering       aggregate   Amount of
Securities to         to be        price          offering    registration
be registered         registered   per share(1)   price(1)    fee

Common Stock, par
   value $.01 per
   share(2)           200,000      $27.68         $5,536,000  $1,678
                        shares

Preferred Share
   Purchase
   Rights(2)(3)       200,000      n/a            n/a         n/a
                        rights

(1) The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(f)(2) under the Securities Act and is based upon the book value of the Common Stock computed as of May 31, 1997.
(2) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the Non-Employee Director Stock Option Plan.
(3) Until the Distribution Date (as defined in the Rights Agreement listed as an exhibit hereto) the Preferred Share Purchase Rights trade with and are represented by the certificates for the Common Stock.

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Valero Refining and Marketing Company ("Valero") documents listed in clauses (a) through (c) below are incorporated by reference in this Registration Statement. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

     (a)  Registration Statement on Form S-1 dated May 13, 1997
          (Registration No. 333-27013)(the "Registration Statement").

     (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

     (c) Registration Statement on Form 8-A dated July 9, 1997, as amended, and the description of Valero's Common Stock, $.01 par value (the "Common Stock"), contained therein.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the issuance of the Common Stock offered hereby will be passed upon for Valero by Gregory C. King, Esq., Associate General Counsel and an employee of Valero Energy Corporation ("VEC"). VEC is currently the sole stockholder of Valero. VEC has entered into that certain Agreement and Plan of Merger dated January 31, 1997 (the "Merger Agreement"), with PG&E Corporation ("PG&E") and PG&E Acquisition Corporation ("PG&E Sub"), pursuant to which PG&E Sub will merge with and into VEC (the "Merger") on July 31, 1997 and VEC will become a wholly owned subsidiary of PG&E. The Merger Agreement contemplates that prior to the Merger, VEC will distribute (the "Distribution") one share of Valero's Common Stock to VEC's stockholders for each share of VEC Common Stock, $1.00 par value ("VEC Common Stock") held by each VEC stockholder. At June 30, 1997, Mr. King beneficially owned approximately 7,300 shares of VEC Common Stock (including shares held under employee benefit plans) and held options under employee stock option plans of VEC to purchase approximately 33,250 additional shares of VEC Common Stock. Following the Distribution, Mr. King will beneficially own an equal number of shares of Valero Common Stock, and his options under employee stock option plans will be converted into options exercisable for shares of Valero Common Stock.

     The audited consolidated financial statements of Valero together with its subsidiaries contained in the Registration Statement and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Item 6.  Indemnification of Directors and Officers.

     The terms of Valero's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), eliminate the personal liability of a director to Valero and its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the extent allowed under the Delaware General Corporation Law.
Except as provided below, if a director were to breach his or her fiduciary duty as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only remedies available to Valero's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the action of the Board of Directors, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In this situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero's Restated Certificate of Incorporation, a director remains liable for monetary damages for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) act or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero's stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article V of the Restated Certificate of Incorporation, Article VII of Valero's By-laws, and under indemnification agreements with Valero's officers and directors (the "Indemnity Agreement"), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero, shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.

     Under this law, to the extent that such person is successful on the merits or otherwise in defense of a suit or proceeding brought against this person by reason of the fact that he or she is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, this person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with the action.

     Under the Delaware General Corporation Law, Valero generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in these positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Valero, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Valero, however, indemnification is generally limited to attorneys' fees and other expenses, indemnification is not available if the person is adjudged to be liable to Valero unless the court determines that indemnification is appropriate.

     The Indemnity Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Valero's By-laws. The Indemnity Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 124(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnity Agreement), while Section
45(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly clarifies whether Delaware's public policy would support this aspect of the Indemnity Agreement under the authority of Section 145(f), or would invalidate the Indemnity Agreement because it does not conform to the distinctions contained in Section 145(a) and 145(b). However, Delaware courts have determined that a corporation can obligate itself by express written contract to provide advancement of expenses not otherwise required by statute, and that the public policy of Delaware does not prevent a corporation from making these advances mandatory.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors' and officers' liability insurance policy.

Item 8.  Exhibits

The following is an index of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit
   No.

        3.1 --   Restated Certificate of Incorporation of Valero Refining
                 and Marketing Company--incorporated by reference from
                 Exhibit 3.1 to the Valero Refining and Marketing Company
                 Registration Statement on Form S-1 (Registration No.
                 333-27013, filed May 13, 1997).
        3.2 --   By-Laws of Valero Refining and Marketing
                 Company--incorporated by reference from Exhibit 3.2 to
                 the Valero Refining and Marketing Company Registration
                 Statement on Form S-1 (Registration No. 333-27013,
                 filed May 13, 1997).
        4.1 --   Rights Agreement between Valero Refining and Marketing
                 Company and Harris Trust and Savings Bank--incorporated
                 by reference from Exhibit 4.1 to the Valero Refining
                 and Marketing Company Registration Statement on
                 Form S-8,  filed July 21, 1997.
        4.2 --   Form of Credit Agreement among Valero Refining and
                 Marketing Company, Morgan Guaranty Trust Company of New
                 York, Bank of Montreal and the banks and co-agents party
                 thereto--incorporated by reference from Exhibit 4.2 to
                 the Valero Refining and Marketing Company Registration
                 Statement on Form S-1 (Registration No. 333-27013, filed
                 May 13, 1997).
       *5.1 --   Opinion of Gregory C. King, Esq. (including Consent of
                 Counsel).
      *23.1 --   Consent of Arthur Andersen LLP dated July 18, 1997.
      *23.2 --   Consent of Arthur Andersen LLP dated July 18, 1997.
      *23.3 --   Consent of Counsel (included in Item 5.1).
      *24.1 --   Power of Attorney (included on signature page of this
                 Registration Statement).

*Filed herewith.

Item 9.  Undertakings.

     In addition to the undertakings incorporated by reference herein,

     (a)  the undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of this counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of each issue.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, and State of Texas, on July 21, 1997.

                          VALERO REFINING AND MARKETING COMPANY
                                   (Registrant)

                          By  /s/ William E. GReehey
                              William E. Greehey, Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Greehey, Edward
C. Benninger and Gregory C. King, or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre-and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                    Title                          Date

                             Director, Chairman of
                             the Board and Chief
                             Executive Officer
/s/ William E. Greehey      (Principal Executive Officer)   July 21, 1997
William E. Greehey

                            Director, President and
                            Chief Financial Officer
                            (Principal Financial Officer
                            and Principal Accounting
/s/ Edward C. Benninger     Officer)                        July 21, 1997
Edward C. Benninger

/s/ Stan L. McLelland       Director                        July 21, 1997
Stan L. McLelland

/s/ E. Baines Manning       Director                        July 21, 1997
E. Baines Manning

/s/ George E. Kain          Director                        July 21, 1997
George E. Kain

/s/ Wayne D. Smithers       Director                        July 21, 1997
Wayne D. Smithers